Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYAN, INC.

The undersigned, Michael Hatfield and Eric Clelland, hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Cyan, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on October 25, 2006 under the name Cyan Optics, Inc.

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

“ARTICLE I

The name of this corporation is Cyan, Inc, (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 85,031,602 shares, each with a par value of $0.0001 per share. 50,000,000 shares shall be Common Stock and 35,031,602 shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 6,830,453 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 7,256,366 shares.

The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 4,905,378 shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of 7,038,659 shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of 6,737,211 shares. The sixth series of Preferred Stock shall be designated “Series F Preferred Stock” and shall consist of 2,263,535 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock (collectively, the “Preferred Stock”) are as set forth below in this Article IV(B).

1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of (a) $0.1038 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series A Preferred Stock, (b) $0.1957 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series B Preferred Stock, (c) $0.1957 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series C Preferred Stock, (d) $0.2500 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series D Preferred Stock, (e) $0.3622 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series E Preferred Stock and (f) $0.3741 per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series F Preferred Stock, payable quarterly when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Preferred Stock into Common Stock).

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.2981 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series A Preferred Stock then held by them, (ii) $2.4463 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series B Preferred Stock then held by them, (iii) $2.4463 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series C Preferred Stock then held by them, (iv) $3.1256 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series D Preferred Stock then held by them, (v) $4.5271 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series E Preferred Stock then held by them and (vi) $4.6761 per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of Series F Preferred Stock then held by them, plus in each instance an amount equal to any declared but unpaid dividends on such shares. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above and if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (A) sell, convey, or otherwise dispose of (1) all or substantially all of its property or business (including granting one or more exclusive licenses of all or substantially all of the Corporation’s intellectual property, the cumulative effect of which results in the Corporation retaining insufficient intellectual property rights to continue operation as a going concern) or (2) 50% or more of its capital stock or (B) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), in each instance, unless an election is made not to treat the transaction as a deemed liquidation, dissolution, or winding up of the Corporation with respect to all holders of Preferred Stock by (1) the holders of at least a majority of the Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, (2) in the event that, by virtue of such election, the holders of Series E Preferred Stock would receive less consideration per share of Series E Preferred Stock in the transaction than they otherwise would be entitled to receive under Section 2(a) of this Article IV(B) had the transaction been treated as a liquidation, dissolution or winding up of the Corporation (taking into account the ratable distribution requirements of Section 2(a)), the holders of at least 70% of the Series E Preferred Stock, voting as a separate series and (3) in the event that, by virtue of such election, the holders of Series F Preferred Stock would receive less consideration per share of Series F Preferred Stock in the transaction than they otherwise would be entitled to receive under Section 2(a) of this Article IV(B) had the transaction been treated as a liquidation, dissolution or winding up of the Corporation (taking into account the ratable distribution requirements of Section 2(a)), the holders of a majority of the Series F Preferred Stock, voting as a separate series (any such transaction, unless elected otherwise, a “Liquidation

Transaction”), provided, however, that none of the following shall be considered a liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation sells Preferred Stock to venture capital and other investors that is approved by the Board of Directors of the Corporation, (iii) a merger, consolidation, reorganization or other transaction in which the stockholders of the Corporation immediately prior to the transaction own, directly or indirectly, more than 50% of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction), and (iv) exclusive licenses of all or substantially all of the Corporation’s intellectual property that would otherwise qualify as a Liquidation Transaction if the licensees are the Corporation’s wholly-owned subsidiaries.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if all or a portion of the consideration received by the Corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities received as consideration shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors,

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority-in-interest of the Preferred Stock (on an as-converted to Common Stock basis) that are entitled to such notice rights,

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.2981 in the case of the Series A Preferred Stock, (ii) $2.4463 in the case of the Series B Preferred Stock, (iii) $2.4463 in the case of the Series C Preferred Stock, (iv) $3.1256 in the case of the Series D Preferred Stock, (v) $4.5271 in the case of the Series E Preferred Stock and (vi) $4.6761 in the case of the Series F Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $1.2981 for shares of Series A Preferred Stock, $2.4463 for shares of Series B Preferred Stock, $2.4463 for shares of Series C Preferred Stock, $3.1256 for shares of Series D Preferred Stock, $4.5271 for shares of Series E Preferred Stock and $4.6761 for shares of Series F Preferred Stock. Such initial Conversion Prices shall be subject to adjustment as set forth in Section 4(d). The ratio pursuant to which each share of Preferred Stock of any series may be converted into Common Stock is hereinafter referred to as the “Conversion Rate” for each such series.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Rate at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the

Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of not less than $50,000,000 (net of underwriting discounts and commissions) and in which the pre-money valuation of the Corporation is not less than $300,000,000 (determined by multiplying the “price to public” in the public offering (prior to deduction of underwriting discounts, commissions and other expenses) by the Corporation’s pre-money, fully-diluted capitalization immediately prior to the public offering (assuming full exercise and conversion of all exercisable and convertible securities and including all reserved but unissued shares under the Corporation’s stock option and other equity compensation plans) or (ii) the date or time specified by vote, written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis; provided, however, that if, in the event of a vote, written consent or agreement for automatic conversion under this Section 4(b)(ii) in connection with a Liquidation Transaction, the holders of Series E Preferred Stock would receive less consideration in the Liquidation Transaction for the share(s) of Common Stock into which a share of Series E Preferred Stock would be converted than such holder would receive in the Liquidation Transaction for a share of Series E Preferred Stock if no shares of Preferred Stock were converted into Common Stock (assuming all of the same terms, conditions and circumstances with respect to the Liquidation Transaction other than those relating to conversion of Preferred Stock into Common Stock), the Conversion Rate for the Series E Preferred Stock shall be adjusted automatically, immediately prior to such automatic conversion, such that the consideration to be received in the Liquidation Transaction for the shares of Common Stock into which a share of Series E Preferred Stock is converted is equal to the consideration that would have been received in the Liquidation Transaction for a share of Series E Preferred Stock assuming no shares of Preferred Stock were converted into Common Stock (taking into account the ratable distribution requirements of Section 2(a) of this Article IV(B)), unless the holders of at least 70% of the Series E Preferred Stock that is outstanding immediately prior to such automatic conversion waive, in writing, such right to a Conversion Rate adjustment and provided, further, that if, in the event of a vote, written consent or agreement for automatic conversion under this Section 4(b)(ii) in connection with a Liquidation Transaction, the holders of Series F Preferred Stock would receive less consideration in the Liquidation Transaction for the share(s) of Common Stock into which a share of Series F Preferred Stock would be converted than such holder would receive in the Liquidation Transaction for a share of Series F Preferred Stock if no shares of Preferred Stock were converted into Common Stock (assuming all of the same terms, conditions and circumstances with respect to the Liquidation Transaction other than those relating to conversion of Preferred Stock into Common Stock), the Conversion Rate for the Series F Preferred Stock shall be adjusted automatically, immediately prior to such automatic conversion, such that the consideration to be received in the Liquidation Transaction for the shares of Common Stock into which a share of Series F Preferred Stock is converted is equal to the consideration that would have been received in the Liquidation Transaction for a share of Series F Preferred Stock assuming no shares of Preferred Stock were converted into Common Stock (taking into account the ratable distribution requirements of Section 2(a) of this Article IV(B)), unless the holders of a majority of the Series F Preferred Stock that is outstanding immediately prior to such automatic conversion waive, in writing, such right to a Conversion Rate adjustment.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert such Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act or a Liquidation Transaction the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Transaction, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities or such Liquidation Transaction.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time on or after the filing date of this Restated Certificate (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the

“Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation on or after the Filing Date, other than

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation or a subsidiary of the Corporation, or other persons performing services for the Corporation or a subsidiary of the Corporation, approved by the Board of Directors, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors;

(3) Capital stock, or options or warrants to purchase capital stock, or securities convertible into capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions, approved by the Board of Directors;

(4) Common Stock or Preferred Stock issued pursuant to the conversion or exercise of convertible or exercisable securities (A) outstanding as of the date of this Restated Certificate, including without limitation, warrants, notes, options or other convertible securities or (B) issued under one of the numbered exceptions set forth in this Section 4(d)(i)(B) of Article IV(B);

(5) Capital stock, or warrants or options to purchase capital stock, or securities convertible into capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors;

(6) Common Stock issued or issuable upon conversion of the Preferred Stock;

(7) Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(8) Capital stock, or options or warrants to purchase capital stock, or securities convertible into capital stock, issued to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital; provided that, in each case, the terms of such business relationship with such entity are approved by the Board of Directors; and

(9) Common Stock, Preferred Stock, or securities exercisable for or convertible into Common Stock or Preferred Stock that are issued with the affirmative vote of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for any series of Preferred Stock shall be made in an amount less than one one-hundredth of a cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Filing Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and, as applicable, upon any subsequent conversion, exchange or exercise thereof, shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)), but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock, as applicable, shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and/or Series F Preferred Stock, as applicable, shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)), provision shall be made so that the holders of each series of Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion thereof would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) Except as expressly provided by this Restated Certificate or as provided by law, the holders of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the Preferred Stock shall vote together as a single class on all matters, except as expressly provided herein or as required by law. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series A Preferred Stock, each holder of Series B Preferred Stock, each holder of Series C Preferred Stock, each holder of Series D Preferred Stock, each holder of Series E Preferred Stock and each holder of Series F Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A, Series B, Series C, Series D, Series E and/or Series F Preferred Stock, as applicable, could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock held by each holder could be converted) shall be rounded downward to the nearest whole number.

(b) At each meeting called for the purpose of electing directors or pursuant to each consent of the Corporation’s stockholders for the election of directors, (i) the holders of Preferred Stock voting as a separate class on an as-converted to Common Stock basis shall be entitled to elect 3 members of the Corporation’s Board of Directors, (ii) the holders of Common Stock shall be entitled to elect 1 member of the Corporation’s Board of Directors, and (iii) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect any remaining members of the Corporation’s Board of Directors.

6. Protective Provisions. So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as converted to Common Stock basis;

(a) effect a liquidation, dissolution or winding up of the Corporation;

(b) increase or decrease (other than by conversion of the Preferred Stock, as set forth in Section 7 below) the total number of authorized shares of Preferred Stock or any series thereof or Common Stock;

(c) create, authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock as to any rights, preferences or privileges (other than the pari passu voting rights of Common Stock);

(d) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment, or (ii) the repurchase of shares of Preferred Stock or Common Stock through the exercise of any right of first refusal;

(e) amend, alter, repeal or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws;

(f) increase the number of shares available for grant under the Corporation’s 2006 Stock Plan in excess of the number of shares available for grant thereunder as of the date hereof;

(g) increase or decrease the authorized number of members of the Corporation’s Board of Directors, except as otherwise unanimously approved by the Board of Directors;

(h) pay or declare any dividend on any shares of Preferred Stock or Common Stock;

(i) incur any indebtedness exceeding $1,000,000;

(j) authorize the disposition of any material assets of the Corporation (which, for purposes of clarity, shall not include the sale of the Corporation’s products in the ordinary course of business); or

(k) cause or effect a Liquidation Transaction or any other merger pursuant to which the Corporation is a constituent party that involves the surrender or exchange of existing Preferred Stock for any equity securities with rights, preferences or privileges that are inferior to those of the existing Preferred Stock.

6A. Series E Preferred Stock Protective Provision. So long as at least 1,000,000 shares of Series E Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 70% of the then-outstanding shares of Series E Preferred Stock, voting as a separate series;

(a) increase the aggregate number of authorized shares of Series E Preferred Stock; or

(b) alter or change the powers, preferences, or special rights of the Series E Preferred Stock provided for in Section 2 or Section 4(b)(ii) of this Article IV(B) of the Restated Certificate adversely and in a manner different from changes to any other series of Preferred Stock (it being understood that the Series E Preferred Stock shall not be affected in a manner different than the other series of Preferred Stock solely because of the differences in the liquidation preferences, conversion prices and the like between the Series E Preferred Stock and the other series of Preferred Stock that exist due to differences in the original issue prices for such series).

6B. Series F Preferred Stock Protective Provision. So long as at least 1,000,000 shares of Series F Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification and the like), the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then-outstanding shares of Series F Preferred Stock, voting as a separate series:

(a) increase the aggregate number of authorized shares of Series F Preferred Stock; or

(b) alter or change the powers, preferences, or special rights of the Series F Preferred Stock provided for in Section 2 or Section 4(b)(ii) of this Article IV(B) of the Restated Certificate adversely and in a manner different from changes to any other series of Preferred Stock (it being understood that the Series F Preferred Stock shall not be affected in a manner different than the other series of Preferred Stock solely because of the differences in the liquidation preferences, conversion prices and the like between the Series F Preferred Stock and the other series of Preferred Stock that exist due to differences in the original issue prices for such series).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Repurchase of Shares. If and to the extent the Corporation may from time to time be or become subject to certain provisions of the California Corporations Code pursuant to the operation of Section 2115 thereof, each holder of an outstanding share of Preferred Stock shall be deemed to have waived application of Sections 502 and 503 of the California Corporations Code to the repurchase by the Corporation of (a) shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary of the Corporation that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or services; and (b) shares of Common Stock or Preferred Stock pursuant to the Corporation’s exercise of rights of first refusal to repurchase such shares.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all then outstanding shares of stock of the Corporation entitled to vote (on an as converted to Common Stock basis), irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(D) To the maximum extent permitted from time to time under the Delaware General Corporation Law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time being presented to its officers, directors or stockholders, other than (i) those officers, directors or stockholders who are employees or consultants of the Corporation and (ii) those opportunities demonstrated by the Corporation to have been presented to such officers, directors or stockholders expressly as a result of their activities as a director, officer or stockholder of the Corporation. No amendment or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities which such officer, director or stockholder becomes aware prior to such amendment or repeal.”

* * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at Petaluma, California, on December 8, 2011.

/s/ Michael Hatfield
Michael Hatfield, President

/s/ Eric Clelland
Eric Clelland, Secretary